NUTRACEA	Exhibit 10.47

NOTICE OF ASSUMPTION OF RICEX OPTIONS
(RiceX 1997 Stock Option Plan)
Dear «Name»:

As you know, on October 4, 2005, (the “Closing Date”), a wholly-owned subsidiary of NutraCea, a California corporation (“NutraCea”), merged with and into The RiceX Company (“RiceX”) (the “Merger”). In the Merger, each outstanding option for RiceX common stock was converted into an option to purchase NutraCea common stock. The number of NutraCea common shares subject to the converted option is equal to the product of the number of RiceX common shares formerly subject to such option multiplied by 0.76799 (rounded down to the nearest whole share). The exercise price per NutraCea common share subject to such option is equal to the exercise price provided for under the terms of such option.

On the Closing Date, you held one or more outstanding options to purchase shares of RiceX common stock (the “RiceX Options”) granted to you under The RiceX Company 1997 Stock Option Plan (“Plan”) and documented with a Stock Option Agreement (collectively, and including any written amendments thereto, the “Option Agreements”). This letter confirms that as a result of the Merger, your RiceX Options are no longer exercisable for RiceX common stock. Instead, your RiceX Options are exercisable for shares of NutraCea common stock. In addition, this letter sets forth the adjustments that have been made to your assumed RiceX Options pursuant to the terms of the Merger.

The table below summarizes your RiceX Options immediately before and after the Merger:

RICEX OPTIONS				NUTRACEA ASSUMED OPTION
Grant Date	Option Expiration Date	No. of Shares of RiceX Common Stock	Exercise Price per share	No. of Shares of NutraCea Common Stock	Exercise Price Per Share
<<Grant Date>>	<<Expiration Date>>	<<RiceX No.>>	$<< RiceXExPrice>>	<<NutraCea No.>>	$<< NutraCeaExPrice>>
<<Grant Date>>	<<Expiration Date>>	<< RiceX No.>>	$<< RiceXExPrice>>	<< NutraCea No.>>	$<< NutraCeaExPrice>>
<<Grant Date>>	<<Expiration Date>>	<< RiceX No.>>	$<< RiceXExPrice>>	<< NutraCea No.>>	$<< NutraCeaExPrice>>

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the “Company” or the “Corporation” means NutraCea, (ii) to “Stock,” “Common Stock” or “Shares” means shares of the common stock, no par value, of NutraCea, (iii) to the “Board of Directors” or the “Board” means the Board of Directors of NutraCea and (iv) to the “Committee” or the “Administrator” means the Compensation Committee of the NutraCea Board of Directors. All other provisions that govern either the exercise or the termination of the assumed RiceX Options remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this letter and the Merger) will govern and control your rights to purchase shares of NutraCea common stock.

You have the limited time period to exercise your assumed RiceX Plan Option, after which time your RiceX Options will expire and NOT be exercisable for NutraCea common stock. The time period in which you have to exercise your assumed RiceX Plan Option and the extent to which you may exercise such option is provided for in your Option Agreement and any other written agreements entered into between you and RiceX in connection with your termination from the Company. To exercise your assumed RiceX Plan Option(s) before they expire, you must send to NutraCea at the address listed on the attached Exercise Notice (i) an executed and completed Exercise Notice in the form attached as Exhibit A for each RiceX Plan Option that you intend to exercise and (ii) the full purchase price of the NutraCea common stock that you wish to acquire upon exercise of the RiceX Plan Option in accordance with the Exercise Notice.

If you have any questions regarding your assumed RiceX Options, please contact Todd C. Crow at (916) 933-3000.

NutraCea
1261 Hawk's Flight Court
El Dorado Hills, CA 95762
Attn: Todd C. Crow

NUTRACEA

Todd C. Crow
Chief Financial Officer

EXHIBIT A

NOTICE OF EXERCISE
(For Option Holders that are Not Employees of The RiceX Company)

NUTRACEA

Address:	1261 Hawk's Flight Court
El Dorado Hills, CA 95762

Attn: Chief Financial Officer:

1.    Exercise of Option. Effective as of today, _________200_, _____, the undersigned (“Optionee”) hereby elects to exercise Optionee’s option (“Option”) to purchase _________ shares of the Common Stock (the “Shares”) of NutraCea, a California corporation (the “Company”), under and pursuant to the Stock Option Agreement dated ____________, ____ (the “Option Agreement”).

2.    Delivery of Payment. Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3.    Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Option Agreement and the Notice of Assumption of RiceX Options that was previously delivered to Optionee and agrees to abide by and be bound by their terms and conditions.

4.    Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares underlying the Option, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised.

5.    Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6.    Representations of Optionee. In connection with the purchase of the Shares, Optionee represents to the Company the following:

6.1    Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Optionee is acquiring these Shares for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

6.2    Optionee acknowledges and understands that the Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one year or any other fixed period in the future. Optionee further understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Shares. Optionee understands that the certificate evidencing the Shares will be imprinted with any legend required under applicable state securities laws.

6.3    Optionee is familiar with the provisions of 144 promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Shares may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Shares were sold by the Company or the date the Shares were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Shares by an affiliate, or by a non-affiliate who subsequently holds the Shares less than two years, the satisfaction of the following conditions: (1) the resale is made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); (2) the availability of certain public information about the Company; (3) the amount of Shares being sold during any three month period not exceeding the limitations specified in Rule 144(e); and (4) the timely filing of a Form 144, if applicable.

6.4    Optionee further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

7.    Restrictive Legends and Stop-Transfer Orders.

7.1    Legends. Optionee understands and agrees that the Company shall cause the legend set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

7.2    Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.3    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.    Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9.    Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions shall nevertheless continue in full force and effect.

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10.      Entire Agreement. The Option Agreement and the Notice of Assumption of RiceX Options that was previously delivered to Option Holder in connection with the Company’s acquisition of The RiceX Company (“Option Assumption Notice”) are incorporated herein by reference. This Exercise Notice, the Option Assumption Notice, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:
OPTIONEE	NUTRACEA

Signature	By

Print Name	Title

Address:

Date Received

Spousal Consent

I acknowledge that I have read the foregoing Notice of Exercise (the “Notice”) and that I know its contents. I hereby consent to and approve all of the provisions of the Notice, and agree that the shares of the Common Stock of NutraCea purchased thereunder (the “Shares”) and any interest I may have in such Shares are subject to all the provisions of the Notice. I will take no action at any time to hinder operation of the Agreement on these Shares or any interest I may have in or to them.

Date	Signature of Optionee’s Spouse

Spouse’s Name typed or printed

Optionee’s Name typed or printed